UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                                  ADA-ES, INC.

                                (Name of Issuer)

                                  Common Stock

                         (Title of Class of Securities)

                                    005208103
                                 (CUSIP Number)

                                December 31, 2008

             (Date of Event Which Requires Filing of this Statement)

|_| Rule 13d-1(b)
|X| Rule 13d-1(c)
|_| Rule 13d-1(d)

                                  SCHEDULE 13G

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CUSIP No. 005208103                                           Page 2 of 10 Pages
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1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Stiassni Capital Partners, LP                              EIN: 55-0900784
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) |_| (b) |X|
--------------------------------------------------------------------------------
3. SEC USE ONLY


--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          403,734
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            403,734
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     403,734
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

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CUSIP No. 005208103                                           Page 3 of 10 Pages
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--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Stiassni Capital, LLC                           EIN: 55-0900777
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) |_| (b) |X|
--------------------------------------------------------------------------------
3. SEC USE ONLY


--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

                    403,734, all of which are held by Stiassni Capital Partners,
  OWNED BY          LP (the "Fund"). Stiassni Capital, LLC ("LLC") is the
                    general partner of the Fund.
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            403,734, all of which are held by the Fund.
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     403,734
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

     IA
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

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CUSIP No. 005208103                                           Page 4 of 10 Pages
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--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Nicholas C. Stiassni
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) |_| (b) |X|
--------------------------------------------------------------------------------
3. SEC USE ONLY


--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

                    403,734, all of which are held by the Fund. Nicholas
                    C. Stiassni is Managing Member of LLC, which is the
  OWNED BY          general partner of the Fund.
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

                    403,734, all of which are held by the Fund. Nicholas
                    C. Stiassni is Managing Member of LLC, which is the
    WITH            general partner of the Fund.
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      403,734,
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

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CUSIP No. 005208103                                           Page 5 of 10 Pages
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Item 1. Issuer.

      (a) The name of the issuer is ADA-ES, Inc. (the "Issuer").

      (b) The address of the Issuer's principal executive office is 8100 SouthPark Way, B, Littleton, Colorado, U.S.A.

Item 2. Reporting Person and Security.

      (a) Stiassni Capital Partners, LP (the "Fund") is a private investment limited partnership organized under California law. The general partner of the Fund is Stiassni Capital, LLC ("LLC"), a California limited liability company. Nicholas C. Stiassni is the Managing Member of LLC. The Fund, LLC and Nicholas
C. Stiassni are referred to herein as the "Reporting Persons."

      (b) The business address of the Fund, LLC and Nicholas C. Stiassni is 3400 Palos Verdes Drive West, Rancho Palos Verdes, California 90275.

      (c) The Fund is a California limited partnership. LLC, its general partner, is a California limited liability company.

      (d) The title of the class of securities to which this statement relates is the common stock of the Issuer, no par value (the "Common Stock").

      (e) The CUSIP number is 005208103.

Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

      (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
78o).

      (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [ ] An investment adviser in accordance with ss.
240.13d-1(b)(1)(ii)(E).

      (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

      (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

                                  SCHEDULE 13G

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CUSIP No. 005208103                                           Page 6 of 10 Pages
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      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j) [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

      Not Applicable.

Item 4.     Ownership.

            On December 31, 2008, the Fund owned 403,734 shares of Common Stock of the Issuer.

            LLC owned no securities of the Issuer directly.

            Nicholas C. Stiassni owned no securities of the Issuer directly.

            The right to vote and the right to dispose of the shares beneficially owned by the Fund are shared among the Fund and both LLC and Nicholas C. Stiassni.

      The Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, reported that as of October 31, 2008, the Issuer had 6,749,136 shares of Common Stock outstanding. Accordingly, assuming that the Issuer had the same number of shares of Common Stock outstanding on December 31, 2008, the individual Reporting Persons had beneficial ownership of the following numbers of shares of Common Stock on December 31, 2008, which represented the following percentages of the Common Stock outstanding:

                                          Shares Owned            Percentage

              The Fund                      403,734                 6.0%

              LLC                           403,734                 6.0%

              Nicholas C. Stiassni          403,734                 6.0%


Item 5.   Ownership of Five Percent or Less of a Class.

      If this Schedule is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [__]

      Not Applicable.

                                  SCHEDULE 13G

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CUSIP No. 005208103                                           Page 7 of 10 Pages
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Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

      Not Applicable.

 Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

      Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

      Not Applicable.

Item 9.   Notice of Dissolution of Group.

      Not Applicable.

Item 10.  Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G
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CUSIP No. 005208103                                           Page 8 of 10 Pages
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                       STIASSNI CAPITAL PARTNERS, LP

                                       By: STIASSNI CAPITAL, LLC,
                                       its general partner

                                       By: /s/ Nicholas C. Stiassni
Dated:  January 13, 2009                   ---------------------------
                                           Nicholas C. Stiassni, Managing Member

                                       STIASSNI CAPITAL, LLC
Dated:  January 13, 2009
                                       By:/s/ Nicholas C. Stiassni
                                          ---------------------------
Dated:  January 13, 2009                  Nicholas C. Stiassni, Managing Member

                                          /s/ Nicholas C. Stiassni
                                          ---------------------------
                                              Nicholas C. Stiassni

                                  SCHEDULE 13G

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CUSIP No. 005208103                                           Page 9 of 10 Pages
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                                  EXHIBIT INDEX

Exhibit A                  Agreement of Joint Filing

                                  SCHEDULE 13G

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CUSIP No. 005208103                                          Page 10 of 10 Pages
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                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

      The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 a report on Schedule 13G, containing the information required by Schedule 13G, for shares of the common stock of ADA-ES, Inc. beneficially owned by Stiassni Capital Partners, LP, Stiassni Capital, LLC and Nicholas C. Stiassni and such other holdings as may be reported therein.

      Dated:  January 13, 2009


STIASSNI CAPITAL PARTNERS, LP

By: STIASSNI CAPITAL, LLC, its general partner

By: /s/ Nicholas C. Stiassni
    --------------------------------------------------
          Nicholas C. Stiassni, Managing Member


STIASSNI CAPITAL, LLC

By: /s/ Nicholas C. Stiassni
    -------------------------------------------------
          Nicholas C. Stiassni, Managing Member


    /s/ Nicholas C. Stiassni
-------------------------------------------------
        Nicholas C. Stiassni